Exhibit 10.1

Medco Health Solutions, Inc.

100 Parson Pond Drive

Franklin Lakes, NJ 07417

(201) 269-3400

January 24, 2007

Mr. David B. Snow, Jr.

Chairman and Chief Executive Officer

Medco Health Solutions, Inc.

100 Parsons Pond Drive

Franklin Lakes, NJ 07417

Re: Employment Agreement Amendment

Dear Dave:

This letter shall confirm that the Employment Agreement between you and Medco Health Solutions, Inc. (Medco) dated as of March 17, 2003 (the “Employment Agreement”) is hereby amended as of the date hereof as follows:

1. The “Employment Period” is extended through March 31, 2009. Accordingly, all references in the Employment Agreement to March 31, 2008 are amended to read March 31, 2009.

2. The following sentence is added at the end of Paragraph 2: Effective March 1, 2006, Executive’s title shall be Chairman and Chief Executive Officer.

3. The definition of Change in Control set forth on Attachment B to the Employment Agreement is amended by replacing “twenty percent (20%)” in paragraph (a) with “forty percent (40%)”.

4. In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, a new subparagraph (f) is added to paragraph 10 to read as follows:

(f) Section 409A Compliance. Executive agrees that he is solely responsible for the payment of any tax liability (including any taxes and penalties arising under Section 409A of the Internal Revenue Code of 1986, as amended) that may result from any payments or benefits that he receives pursuant to the Employment Agreement. Except as set forth in Paragraph 10(c) above regarding the “Tax Gross-Up Payment,” the Company shall not have any obligation to pay, mitigate, or protect Executive from any such tax liability. Nevertheless, Executive agrees that if the Company reasonably determines that Executive’s receipt of payments or benefits pursuant to the Employment Agreement would cause Executive to incur liability for additional tax under Section 409A of the Code, then the Company may in its discretion suspend such payments or benefits until the end of the six-month period following termination of Executive’s employment (the “409A Suspension Period”). As soon as reasonably practical after the end of the 409A Suspension Period, the Company will make a lump sum payment to Executive, in cash by check, in an amount equal to any payments and benefits that the Company does not make during the 409A Suspension Period. Thereafter, Executive will receive any remaining payments and benefits due pursuant to the Employment Agreement in accordance with the terms thereof (as if there had not been any suspension beforehand).

Except as expressly amended hereby, all the terms and conditions of the Agreement remain unchanged and continue in full force and effect.

Please confirm your agreement with this amendment by signing both copies of this letter below and returning one of them to David Machlowitz. Please retain one copy for your personal files.

Sincerely,

/s/ John L. Cassis
John L. Cassis
Chairman, Compensation Committee

Agreed to and accepted this	Agreed to and accepted this 24th day of January 2007
24th day of January 2007

/s/ David B. Snow, Jr.	By:	/s/ David S. Machlowitz
David B. Snow, Jr.		David S. Machlowitz
Senior Vice President, General Counsel & Secretary Medco Health Solutions, Inc.

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